Exhibit 10.360

AGREEMENT OF PURCHASE AND SALE

[1309 and 1331 West Morehead Street, Charlotte NC;

811 and 829 South Summit Avenue, Charlotte, NC]

ARTICLE 1. PROPERTY/PURCHASE PRICE

1.1          Certain Basic Terms.

(a)          Purchaser and Notice Address:

With a copy to:

ArchCo Residential LLC	Sherman & Howard L.L.C.
Attn: Jason Jacobson	Attn: Mike Shomo
5925 Searl Terrace	633 Seventeenth Street, Suite 3000
Bethesda, MD 20816	Denver, CO 80202
Telephone: (571) 220-4829	Telephone: (303) 299-8256
E-mail: jasonjacobson23@gmail.com	E-mail: mshomo@shermanhoward.com

And with a copy to:

ArchCo Residential LLC
Attn: Neil T. Brown
7 Piedmont Center, Suite 300
Atlanta, GA 30305
Telephone: (571) 220-4829
E-mail: neil@ntbrown.com

(b)          Seller and Notice Address:

With a copy to:

Southern Apartment Group-49, LLC	Moore & Van Allen PLLC
Attn: Shane Seagle	Attn: Emily B. Reynolds
1435 West Morehead Street, Suite 130	100 North Tryon Street, Suite 4700
Charlotte, NC 28208	Charlotte, NC 28202
Telephone: (704) 362-2400	Telephone: 704-331-3626
E-mail: sseagle@southernapartmentgroup.com	E-mail: emilyreynolds@mvalaw.com

(c)          Title Company and Notice Address:

Fidelity National Title
Attn: Stephen B. Sanders
4643 S. Ulster Street, Suite 500
Denver, CO 80237
Telephone: 303-889-8164
E-mail: sbsanders@fnf.com

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(d)          Escrow Agent and Notice Address:

Fidelity National Title
Attn: Stephen B. Sanders
4643 S. Ulster Street, Suite 500
Denver, CO 80237
Telephone: 303-889-8164
E-mail: sbsanders@fnf.com

(e)	Date of this Agreement:	The latest date of execution by the Seller or the Purchaser, as indicated on the signature page of this Agreement.

(f)	Purchase Price:	$5,500,000.00. The Purchase Price assumes that the North Carolina Brownfields tax incentive will be available for the Proposed Project in the same magnitude and under conditions for eligibility that are no more restrictive than exist on the date of the Agreement.

(g)	Earnest Money:	Is defined in Section 1.3.

(h)	Operating Agreement Period:	The period ending 30 days after the Date of this Agreement.

(i)	Due Diligence Period:	The period ending 60 days after the Date of this Agreement.

(j)	Closing Date:	The earlier occurrence of (i) 120 days after the expiration of the Due Diligence Period (the “Outside Closing Date”) or (ii) within 15 days of the Purchaser’s receipt of the Development Approvals (defined in Section 2.4(a)), as the Closing Date may be extended under Section 2.4(c).

(k)	Broker:	Beau McIntosh of Capstone Apartment Partners.

(l)	Proposed Project:	A multifamily rental apartment complex consisting of approximately 283 units, pursuant to plans and specifications prepared by and satisfactory to Purchaser.

(m)	Business Day:	Any day which is not (i) a Saturday, (ii) a Sunday or (iii) a holiday on which national banks operating in North Carolina, are authorized to be closed.

1.2           Property. Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)          The approximately 3.10 acres of land commonly known as 1309 and 1331 West Morehead Street and 811 and 829 South Summit Avenue and located in Charlotte, North Carolina, as described in Exhibit A attached to this Agreement (the “Land”), together with Seller’s right, title and interest in (i) all improvements located on the Land (the “Improvements”), (ii) the easements, tenements, hereditaments, and appurtenances belonging or appertaining to the Land, (iii) adjacent streets, alleys and rights-of-way, or other property abutting the Land, and (iv) any and all minerals and mineral rights, water and water rights, wells, well rights and well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land (collectively, the “Real Property”).

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(b)          All equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and used by Seller exclusively in connection with the Real Property, if any, and Seller’s interest in any such property leased by Seller, now or hereafter located in and used exclusively in connection with the operation, ownership or management of the Real Property (collectively, the “Tangible Personal Property”).

(c)          All intangible personal property related to the Real Property and the Improvements owned by Seller and used by Seller exclusively in connection with the Land, if any, including, without limitation: all well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties; contract rights related to the construction, operation, ownership or management of the Real Property; the Development Approvals and all other governmental permits, approvals and licenses (to the extent assignable); tenant lists and correspondence; and all records relating to the Property (collectively, the “Intangible Personal Property”).

1.3           Earnest Money. Within five Business Days after receipt of a fully executed copy of this Agreement, Purchaser shall deposit $50,000 in good funds with the Escrow Agent as an earnest money deposit (the “First Deposit”). If this Agreement is not terminated under Section 2.2(b), Purchaser shall deposit $150,000 in good funds with the Escrow Agent as an additional earnest money deposit (the “Second Deposit”) before the end of the Due Diligence Period. Upon the expiration of the Due Diligence Period, the Earnest Money becomes nonrefundable to Purchaser, except as otherwise expressly set forth in this Agreement. “Earnest Money” means, collectively, the First Deposit, the Second Deposit once made by Purchaser, and each Extension Deposit (defined in Section 2.4(c)) once made by Purchaser, together with interest on such amounts. The Earnest Money shall be applied to the Purchase Price at Closing. If this Agreement terminates prior to the end of the Operating Agreement Period, the Escrow Agent shall refund the Earnest Money to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement. Otherwise, the Escrow Agent shall disburse the Earnest Money to Seller upon the Closing or as otherwise set forth in this Agreement upon the earlier termination of this Agreement. The Escrow Agent shall hold and disburse the Earnest Money in accordance with Article 9 of this Agreement.

1.4           Independent Contract Consideration. At the same time as the deposit of the Earnest Money to the Escrow Agent, Purchaser shall deliver to Seller the sum of $100.00 (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property and the Due Diligence Period as provided in this Agreement, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

ARTICLE 2. INSPECTION AND DEVELOPMENT APPROVALS

2.1           Seller’s Delivery of Specified Documents. Within two Business Days after the date of this Agreement, Seller shall provide to Purchaser the following information with respect to the Property (the “Property Information”) to the extent in Seller’s possession or control: (i) any environmental reports and a schedule listing any such reports; (ii) maps and surveys (including, without limitation, archaeological, boundary, topographic and tree surveys); (iii) Seller’s existing title policy (iv) any soils and engineering reports; (v) any written notices, reports, citations, orders, zoning letters, or decisions from any governmental authority; (vi) all agreements with or applications to, and responses and decisions from, any governmental authority with respect to any zoning modification, variance, exception, platting or other matter relating to the zoning, use, development, subdivision or platting of the Property; (vii) copies of all agreements, studies, reports, correspondence and other documents relating to the presence or absence of any endangered species or environmentally sensitive areas on the Property; (viii) any pleadings, judgments, court orders and settlement agreements relating to or resulting from legal proceedings affecting the Property; and (ix) any leases, contracts or agreements relating to the Property or services being provided or to be provided to the Property, including, without limitation, any agreements with electric, cable, gas, telephone or other utility providers. Seller shall provide to Purchaser any documents described above and coming into Seller’s possession or control or produced by Seller after the initial delivery above and shall continue to provide same during the pendency of this Agreement. All property Information will be provided to Purchaser without any representation or warranty of any kind or nature whatsoever and is merely provided to Purchaser for Purchaser’s information purposes. Until Closing, Purchaser and Purchaser’s designees shall maintain all Property Information as confidential information; provided that Purchaser may disclose the Property Information to (A) Purchaser’s employees, agents, advisors and consultants and potential investors and lenders having a need to know about the same in connection with the investigation of the Property and the transactions contemplated under this Agreement and Purchaser’s potential investment in and development of the Property, and (B) governmental agencies but only to the extent necessary in connection with obtaining the Development Approvals. If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Purchaser shall immediately redeliver to Seller all copies of the Property Information, whether such copies were actually delivered by Seller or are duplicate copies made by Purchaser or Purchaser’s designees.

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2.2           Due Diligence.

(a)          Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser, whether Purchaser is prepared to make an investment in the Property, and for Purchaser to obtain all necessary internal approvals.

(b)          If Purchaser, in Purchaser’s sole and absolute judgment and discretion, determines that the Property is acceptable to Purchaser, Purchaser shall deliver a written notice to Seller and Escrow Agent (a “Due Diligence Approval Notice”) and shall deposit the Second Deposit with the Escrow Agent as additional Earnest Money within five Business Days after the end of the Due Diligence Period. If Purchaser so deposits the Second Deposit with Escrow Agent, Purchaser and Seller shall proceed to Closing in accordance with and subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving notice of termination (a “Due Diligence Termination Notice”) to Seller on or before the last day of the Due Diligence Period. If Purchaser fails to deposit the Second Deposit with Escrow Agent in accordance with Section 1.3 or fails to deliver either a Due Diligence Approval Notice or a Due Diligence Termination Notice to Seller and Escrow Agent in accordance with this Section 2.2(b), Purchaser shall be deemed to have delivered a Due Diligence Termination Notice on the last day of the Due Diligence Period and Purchaser shall be deemed to have terminated this Agreement effective as of the expiration of the Due Diligence Period.

(c)          Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of conducting surveys, engineering, geotechnical, and environmental inspections and tests (including intrusive inspection and sampling for which Purchaser shall obtain Seller’s prior written consent, which shall not be unreasonably withheld or delayed), and any other inspections, studies, or tests reasonably required by Purchaser. In the course of its investigations Purchaser may make inquiries to third parties including, without limitation, lenders, contractors, and municipal, local, and other government officials and representatives, and Seller consents to such inquiries. Purchaser shall keep the Property free and clear of any liens resulting from any such entry by Purchaser, its agents, employees, or representatives. If any inspection or test disturbs the Property, Purchaser will promptly restore the Property to the same condition as existed prior to any such inspection or test. Except as otherwise provided in connection with Seller’s consent for any intrusive inspection or sampling, any activities by or on behalf of Purchaser, including, without limitation, the entry by Purchaser or Purchaser’s designees onto the Property, or the other activities of Purchaser or Purchaser’s designees with respect to the Property (“Purchaser’s Activities”) shall not damage the Property in any manner whatsoever. Further, Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, damages, losses costs and expenses of any kind or nature whatsoever (including, without limitation, attorney’s fees and expenses and court costs) (but excluding any claims, liabilities, damages, losses costs and expenses arising from Purchaser’s mere discovery of any condition relating to the Property) suffered, incurred or sustained by Seller and proximately caused by any Purchaser’s Activities. Notwithstanding any provision herein to the contrary. Purchaser’s obligations under this Section 2.2(c) shall survive the Closing and any termination of this Agreement. Purchaser shall copy Seller on any written reports or summaries prepared by or obtained from third parties (other than any attorney work product or attorney-client communications) in connection with its due diligence. Further, Seller shall be a reliance party under any reports obtained by Purchaser and Purchaser shall timely deliver a copy of the same to Seller.

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(d)          Prior to Purchaser and Purchaser’s designees entering onto the Property, Purchaser shall: (i) if Purchaser does not then have such a policy in force, procure a policy of commercial general liability insurance issued by an insurer reasonably satisfactory to Seller covering all Purchaser’s Activities with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000; (ii) deliver to Seller a Certificate of Insurance evidencing that such insurance is in force and effect and evidencing that Seller has been named as an additional insured thereunder with respect to any Purchaser’s Activities (such Certificate of Insurance shall be delivered to the attention of Scott Herr at the address for notices set forth below in Seller’s execution of this Agreement). The policy of liability insurance required by this provision shall be written on an “occurrence” basis and shall be maintained in force through the earlier of (y) the termination of this Agreement and the conclusion of all Purchaser’s Activities, or (z) Closing.

2.3           Operating Agreement. During the Operating Agreement Period, Seller and Purchaser shall negotiate the terms and conditions of an operating agreement (the “New LLC Operating Agreement”) between them for a new single-asset Delaware limited liability company (the “New LLC”) to be formed for the purpose of acquiring title to the Property at the Closing, in accordance with this Agreement, and to develop and own the Proposed Project. The negotiations for the New LLC Operating Agreement shall be based on the terms of the Letter of Intent for Joint Venture Participation attached as Exhibit D to this Agreement. If Seller and Purchaser agree to the New LLC Operating Agreement during the Operating Agreement Period, (a) Seller and Purchaser shall sign, before the end of the Operating Agreement Period, an amendment to this Agreement acknowledging their agreement to the form of the New LLC Operating Agreement, (b) Seller and Purchaser (or an Affiliate (defined in Section 10.1) of Purchaser) shall sign the New LLC Operating Agreement on or before the end of the Operating Agreement Period (provided that the New LLC Operating Agreement shall by its terms become effective only upon the Closing), (c) Seller and Purchaser shall deliver the New LLC Operating Agreement to the Escrow Agent upon execution, and the Escrow Agent shall hold the New LLC Operating Agreement in escrow until Closing, and (d) simultaneously with the execution of the New LLC Operating Agreement, Purchaser, on its own behalf and on behalf of the manager of the New LLC, shall execute an assignment and assumption of this Agreement (the “Assignment and Assumption of Purchase Agreement”) which, by its terms, shall become effective only upon the Closing and by which Purchaser shall assign to the New LLC, and the New LLC shall assume, Purchaser’s rights and obligations to purchase the Property under this Agreement. If Seller and Purchaser do not agree to the form of the New LLC Operating Agreement by the end of the Operating Agreement Period in accordance with this Section 2.3, this Agreement shall terminate, the Escrow Agent shall refund the Earnest Money to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement.

2.4           Developmental Approvals.

(a)          “Development Approvals” means that the site plan, , zoning, platting, and all other applicable governmental approvals, permits, licenses and easements (excluding only building permits) for the Proposed Project has been approved by the City of Charlotte without amendments or conditions unacceptable to Purchaser, as determined by Purchaser in its sole discretion, and that all appeal periods with respect to the Development Approvals shall have expired without any appeal having been filed or, if filed, such appeal shall have been resolved to the satisfaction of Purchaser. Purchaser’s efforts to obtain the Development Approvals shall be at its sole cost and expense (including the posting of any fiscal requirements). Development Approvals shall include, without limitation, any approvals required under any declaration of covenants, conditions and restrictions or any other private agreement affecting the Property.

(b)          Seller agrees to cooperate fully with and assist Purchaser in applying for and obtaining all Development Approvals. Seller shall execute all documents required for the development approval process including the appointment of Purchaser as its agent or nominee to obtain any Development Approvals. Purchaser shall provide Seller reasonable prior notice of all public hearings, city staff meetings, or other meetings related to the approval of Purchaser’s application(s) and Seller shall attend any such meeting as may be reasonably requested by Purchaser. Seller agrees to execute such plats, including any necessary lot splits, and make such dedications as may be required whereby the Property shall be a “legal lot” under all applicable ordinances, laws, and regulations, and Seller shall provide easements, in form and substance reasonably satisfactory to Purchaser, for access and utilities as may be required in connection with the Development Approvals and as required by utility companies or any governmental authorities with respect to the Proposed Project. Such plats and dedications shall be made and granted by Seller at such time as is required by the applicable governmental authority. The Property description and Survey shall be revised to take into account de minimis changes to the Property boundaries requested by Purchaser that are necessary to permit the development of the Proposed Project. Seller shall not be required to incur any cost or expense to any third party in connection with its obligations under this Section 2.4(b).

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(c)          If Purchaser determines at any time that it has been or will be unable to achieve the Development Approvals by the Outside Closing Date, then Purchaser may, by delivering written notice to Seller, (i) terminate this Agreement (such notice is a “Development Approvals Termination Notice”); (ii) waive such condition and proceed with the Closing on such date to which the parties may mutually agree, but in any event, no later than the Outside Closing Date set forth in Section 1.1(j); or (iii) extend the Outside Closing Date up to two times in order to achieve Final Approval of the Development Approvals, each such extension not to exceed 30 days. In the event Purchaser desires to exercise such extension rights, Purchaser shall give written notice (each such notice, the “Outside Closing Date Extension Notice”) to Seller and the Escrow Agent on or before five calendar days prior to the Outside Closing Date (or extended Outside Closing Date, if Purchaser has previously extended the Outside Closing Date). Additionally, within two Business Days of delivery of each Outside Closing Date Extension Notice, Purchaser shall deposit an additional $20,000 in good funds with the Escrow Agent for each extension period (each, an “Extension Deposit”) to serve as additional Earnest Money. If Purchaser delivers an Outside Closing Date Extension Notice, but does not deposit $20,000 with Escrow Agent in accordance with this Section 2.4(c), Purchaser shall be deemed to have terminated this Agreement in accordance with this Section 2.4(c). If the Development Approvals have not occurred by the final extended Outside Closing Date, Purchaser shall on such date either waive such conditions and close under this Agreement or terminate this Agreement by sending a Development Approvals Termination Notice to the Seller. If Purchaser terminates this Agreement under this Section 2.4(c), the Escrow Agent shall disburse the Earnest Money, and any applicable Extension Deposits, to Seller, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement.

2.5           Adverse Conditions. As a condition to Purchaser’s obligation to close, there shall be no material change in any condition of or affecting the Property not caused by Purchaser or its contractors, employees, affiliates or other related or similar parties, that has occurred after the Due Diligence Period including without limitation (i) any dumping or discovery of refuse or environmental contamination; (ii) access; (iii) the availability, adequacy or cost of or for all utilities (including without limitation, water, sanitary sewer, storm sewer, gas, electric, cable and any other utilities required to serve or service the Property) that will be necessary to serve the Proposed Project; (iv) the imposition of any moratorium which would prohibit or delay the commencement of construction; or (v) the solvency and financial condition of any taxing districts to which the Property is subject, the existing and projected mill levies assessed by such districts, or the ability and capacity of any of such districts to service the Proposed Project. It shall also be a condition to Purchaser’s obligation to close that there shall be no offsite obligations required in connection with the development of the Proposed Project, other than those required for the Development Approvals, and applicable water, sewer and impact fees charged by the applicable governmental authorities shall not have increased over the levels assessed as of the date of this Agreement.

ARTICLE 3. TITLE AND SURVEY REVIEW

3.1           Delivery of Title Commitment and Survey. Purchaser shall cause to be prepared: (i) within five Business Days after the date of this Agreement, a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment; and (ii) a current ALTA/ACSM survey of the Property (the “Survey”) including a certification addressed to Purchaser and Seller.

3.2           Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller will cooperate with Purchaser in curing any objections Purchaser may have to title to the Property; provided Seller shall have no obligation to incur any cost or expense to any third party in connection with such cooperation other than costs and expenses Seller may incur in connection with the title objections that Seller is obligated to cure under this Section 3.2. Seller shall have no obligation to cure title objections except (a) liens or exceptions for delinquent property taxes and assessments and related penalties, (b) deeds of trust and mortgages, (c) mechanics’ liens, (d) other monetary liens, and (e) any exceptions or encumbrances to title which are created by, through or under Seller after the date of this Agreement without the written consent of Purchaser, all of which shall be removed from title to the Property by the Closing Date. Without limiting Seller’s obligations in the prior sentence or elsewhere in this Agreement or Purchaser’s remedies under Section 8.1, Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions or to delete or modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period if such additions, modifications or deletions are not acceptable to Purchaser and Seller does not cure any such matter within five Business Days after Purchaser gives written notice to Seller of such matter but, in any event, not later than the Closing Date. “Permitted Exceptions” means (i) the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Purchaser has approved as of the expiration of the Due Diligence Period and that Seller is not required to remove as provided above, and (ii) real estate taxes not yet due and payable.

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3.3           Delivery of Title Policy at Closing. At Closing, as a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser an ALTA (or other form required by state law) Owner’s Policy of Title Insurance (“Title Policy”) issued by the Title Company with ALTA General Exceptions 1 through 5 deleted (or corresponding deletions or endorsements if the Property is located in a non-ALTA state), containing the Purchaser’s Endorsements, dated the date and time of the recording of the Deed in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions. “Purchaser’s Endorsements” means, to the extent such endorsements are available under the laws of the state in which the Property is located: (a) owner’s comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) legal lot; (g) zoning 3.0; and (h) such other endorsements as Purchaser may require based on its review of the Title Commitment and Survey. Seller shall execute at Closing an affidavit on the Title Company’s standard form so that the Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens, and similar matters and, if required to issue the Title Policy at Closing, the customary gap indemnity. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

3.4           Title and Survey Costs. The cost of the Survey and the premium for the Title Policy, including any search and exam fees and the premium for the Purchaser’s Endorsements, shall be paid by the Purchaser.

ARTICLE 4. OPERATIONS AND RISK OF LOSS

4.1           Performance under Contracts. During the pendency of this Agreement, Seller will perform its material obligations under agreements that affect the Property.

4.2           New Contracts. During the pendency of this Agreement, Seller will not enter into any lease or contract that will be an obligation affecting the Property after the Closing without Purchaser’s prior written consent.

4.3           Listings and Other Offers. Purchaser acknowledges that Seller has listed the Property with the Broker. During the pendency of this Agreement, Seller will not list the Property with any other broker or and will not solicit or make or accept any offers to sell the Property, engage in any negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any other brokerage contracts or agreements (whether binding or not) regarding any disposition of the Property.

4.4           Seller’s Obligations. Other than the obligations of Seller expressly assumed by Purchaser, Seller, subject to the terms and conditions of this Agreement, covenants that it shall pay and discharge any and all liabilities of each and every kind arising out of or by virtue of the conduct of its business, if the same do or could constitute a lien on the Property, before and as of the Closing Date on or related to the Property. The provisions of this Section 4.4 shall survive the Closing.

4.5           Condemnation. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any applicable governmental or other authority having the power of eminent domain, and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election, Purchaser may: (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser; or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right subject to Seller’s reasonable consent during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority with respect to such eminent domain proceedings.

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ARTICLE 5. CLOSING

5.1           Closing. The consummation of the transaction contemplated in this Agreement (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. The balance of the Purchase Price, plus or minus prorations, shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent and the Title Company shall agree in writing with Purchaser that (a) recordation of the Deed constitutes the Escrow Agent’s representation that it is holding the closing documents, closing funds and closing statement and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statement and (b) upon the Escrow Agent’s release of funds to Seller, the Title Company shall be irrevocably committed to issue the Title Policy in accordance with this Agreement.

5.2           Conditions to the Parties’ Obligations to Close.

(a)          In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated under this Agreement shall be conditioned on the following:

(1)         The other party’s representations and warranties contained in this Agreement shall be true and correct as of the date of this Agreement and the Closing Date. For purposes of this Section 5.2(a)(1), if a representation is made to knowledge, but the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation, such event shall constitute a failure of this condition only, and not a default by the party making such representation;

(2)         As of the Closing Date, the other party shall have performed its obligations under this Agreement and all deliveries to be made at Closing have been tendered (including, without limitation, the execution of the New LLC Operating Agreement and the Assignment and Assumption of Purchase Agreement);

(3)         There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party or the Property that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement; and

(4)         There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated under this Agreement.

(b)           In addition to all other conditions set forth in this Agreement, the obligation of Purchaser to consummate the transactions contemplated under this Agreement shall also be conditioned on the following:

(1)         There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the Property that would materially and adversely affect the Property, the operation of the Property or Purchaser’s Proposed Project;

(2)         There shall exist no pending or threatened moratorium on development or other governmental or quasi-governmental action which could prohibit or delay Purchaser’s development of the Proposed Project that has arisen since the expiration of the Due Diligence Period.

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(3)         The availability, adequacy and cost of all utilities (including without limitation, water, sanitary sewer, storm sewer, gas, electric, cable and any other utilities) to serve or service the Proposed Project shall not have materially changed since the expiration of the Due Diligence Period.

(4)         There shall exist no new special assessments, or any additional amounts for special assessments currently assessed, that are payable with respect to the Property other than any special assessments that existed as of the expiration of the Due Diligence Period.

(5)         The availability and magnitude of, and the conditions for eligibility for, the North Carolina Brownfields tax incentive with respect to the Proposed Project shall not have materially changed since the expiration of the Due Diligence Period, excluding any changes resulting from the actions of Purchaser.

(c)          So long as a party is not in default under this Agreement, if any condition to that party’s obligation to proceed with the Closing under this Agreement has not been satisfied as of the Closing Date, the party may, in its sole discretion, elect to (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, (ii) extend the Closing until such condition is satisfied, or (iii) consummate this transaction notwithstanding the non-satisfaction of such condition, in which event the party shall be deemed to have waived any such condition. If a party elects to close, notwithstanding that a condition to that party’s obligation to proceed with the Closing has not been satisfied, the other party shall have no liability for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. If Purchaser terminates this Agreement under this Section 5.2, the Escrow Agent shall refund the Earnest Money to Purchaser, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement and as otherwise provided in this Section 5.2(c). Notwithstanding the foregoing provisions of this Section 5.2(c), the failure of a condition due to the breach of a party shall not relieve the breaching party from any liability it would otherwise have under this Agreement.

5.3           Seller’s Deliveries in Escrow. On or prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a)          New LLC Operating Agreement. A counterpart of the New LLC Operating Agreement, in the form agreed upon by Seller and Purchaser under Section 2.3, executed by Seller as a member of the New LLC.

(b)          Deed. A special warranty deed in the form attached hereto as Schedule 5.3, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Property, subject only to the Permitted Exceptions (the “Deed”).

(c)          Bill of Sale. A Bill of Sale and Assignment in the form of Exhibit B attached hereto (the “Bill of Sale”), executed and acknowledged by Seller.

(d)          Plat. If any plats or approvals required in connection with the Development Approvals are to be recorded at or immediately after the Closing, the final executed plat or approvals in form for recording according to applicable law to the extent that Seller’s signature is required hereunder. For the avoidance of doubt, Purchaser shall be responsible for obtaining, and all expenses associated with obtaining and recording, any such plats or approvals.

(e)          State Law Disclosures. Such disclosures and reports, required by applicable state and local law in connection with the conveyance of real property.

(f)          FIRPTA. A Foreign Investment in Real Property Tax Act (“FIRPTA”) certificate of non-foreign status in the form attached to this Agreement as Exhibit C and executed by Seller. If Seller fails to provide the FIRPTA certification on the Closing Date, Purchaser may proceed with withholding provisions as provided by law.

(g)          Certificate of Representations and Warranties. A certificate executed by Seller, reaffirming and updating to the Closing Date the representations and warranties given by Seller under Section 7.1.

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(h)          Authority. Evidence of the existence, organization, and authority of Seller and the authority of the person executing documents on behalf of Seller reasonably satisfactory to Purchaser, the Escrow Agent, and the Title Company.

(i)          Additional Documents. Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4           Purchaser’s Deliveries in Escrow. On or prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)          New LLC Operating Agreement. A counterpart of the New LLC Operating Agreement, in the form agreed upon by Seller and Purchaser under Section 2.3, executed by Purchaser as a member and as the manager of the New LLC.

(b)          Assignment and Assumption of Purchase Agreement. The Assignment and Assumption of Purchase Agreement, executed by Purchaser on its own behalf, as assignor, and on behalf of the manager of the New LLC, as assignee.

(c)          Purchase Price. The Purchase Price, less the Earnest Money, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same day federal funds wired for credit into the Escrow Agent’s escrow account.

(d)          State Law Disclosures. Such disclosures and reports required by applicable state and local law in connection with the conveyance of real property.

(e)          Additional Documents. Any additional documents that Seller, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5           Closing Statements. At Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in form required by the Escrow Agent. If Seller and Purchaser cannot agree on the closing statements to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth in the closing statements, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with the Escrow Agent, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.

5.6           Title Policy. The Title Company shall deliver to Purchaser the Title Policy pursuant to Section 3.3.

5.7           Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

5.8           Costs. Seller shall pay (a) the cost of recording the Deed and any other document required to be recorded in connection the title objections that Seller is obligated to cure under Section 3.2, and (b) excise taxes required to be paid in association with the Deed. The Escrow Agent’s fee shall be evenly divided between Purchaser and Seller.

ARTICLE 6. PRORATIONS

6.1           Proration of Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid general real estate taxes and assessments (including without limitation any assessments imposed by private covenant, “Taxes”) applicable to any period before the Closing Date, even if such Taxes are not yet due and payable. If the amount of any Taxes has not been determined as of Closing, such credit shall be based on the amount of the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, whether or not then due and payable. The provisions of this Section 6.1 shall survive the Closing.

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6.2           Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker’s commissions, finder’s fees or similar compensation in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated under this Agreement, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of the indemnifying party. The provisions of this Section 6.2 shall survive the Closing or termination of this Agreement.

6.3           Other Expenses. Unless otherwise expressly agreed in writing between Seller and Purchaser, no other expense related to the ownership or operation of the Property shall be charged to or paid or assumed by Purchaser, whether allocable to any period before or after the Closing.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1           Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a)          Authority. Seller is the sole owner of fee simple title to the Property. Seller has been duly organized and is validly existing as a North Carolina limited liability company, is in good standing in the state of its organization and is qualified to do business, and is in good standing, in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to authorize Seller to enter into this Agreement, consummate or cause to be consummated the sale of the Property and make or cause to be made transfers and assignments contemplated in this Agreement. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement has been, and the documents to be executed by Seller pursuant to this Agreement will be, authorized and properly executed and does and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b)          Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c)          Agreements with Governmental Authorities/Restrictions. Except as included in the Property Information delivered to Purchaser or as may be entered into by Purchaser in connection with Purchaser’s obtaining the Development Approvals, Seller has not entered into, and has no knowledge of, any agreement with or application to any governmental authority with respect to any zoning modification, variance, exception, platting or other matter. To Seller’s knowledge, neither Seller nor the Property is in violation or non-compliance with any restriction or covenant affecting the Property.

(d)          Condemnation. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property.

(e)          Property Rights. To the Seller’s actual knowledge, except as disclosed in the Property Information, no person or entity holds any lease, easement or any other right to use or occupy the Property.

(f)          Notice of Special Assessments. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, condemnations, impositions or increases in assessed valuations to be made against the Property by any governmental authority.

(g)          Zoning. Seller has no knowledge of any pending or threatened zoning change, other than actions to be taken by Purchaser in connection with securing the Development Approvals.

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(h)          FEMA Flood Maps. Seller discloses to Purchaser that FEMA flood maps applicable to the Property are changing and will go into effect in October, 2015. The changes to the FEMA flood maps will affect the Property unless the site plan for the Proposed Project is submitted for approval prior to end of August, 2015.

(i)          Property Information. To Seller’s actual knowledge, the Property Information contains all material documents, files, written information, books and records in Seller’s possession or control and relating to the obtainment of the Development Approvals or required to be delivered to Purchaser under Section 2.1. If Purchaser requests other material information relating to the Property and Seller possesses or controls the requested information, then Seller shall disclose such information within two Business Days of such request for disclosure.

(j)          Environmental. Seller has no knowledge of any violation of Environmental Laws (defined below) related to the Property or the presence or release of Hazardous Materials (defined below) on or from the Property except as disclosed in the Property Information. As disclosed in the Property Information, Seller notified Purchaser that a North Carolina Brownfields Property Agreement was recorded on Property on May 20, 2014. Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part of the Property for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(k)          Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

(l)          ERISA. Seller is not (i) an “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of section 4975 of the Internal Revenue Code of 1986 (the “Code”) or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(m)          Anti-Money Laundering Laws. To Seller’s actual knowledge, without any duty of investigation, Seller: (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (defined below); (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. The term “Anti-Money Laundering Laws” means all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.

(n)          Moratoria. To the Seller’s actual knowledge, there exists no pending or threatened moratorium on the Property.

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7.2           Disclaimer. Except as expressly provided in this Agreement or the Deed or other documents executed and delivered by Seller at the Closing, Seller does not make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed. Purchaser agrees that it has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller except those representations expressly made in this Agreement or the Deed or other documents executed and delivered by Seller at the Closing. Except as expressly provided in this Agreement or the Deed or other documents executed and delivered by Seller at the Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property AS-IS, WHERE-IS AND WITH ALL FAULTS, and Purchaser hereby expressly waives, releases and discharges any claim that it has, might have had or may have against Seller with respect to the Property. Further, no member, manager or other constituent of either Seller or Purchaser (respectively, “Affiliated Parties”) shall have any personal liability under this Agreement or with respect to the Property or the subject transaction and each of Seller and Purchaser waives, releases and discharges any claim that it has, might have had or may have against any of the other’s Affiliated Parties. The terms of this paragraph shall expressly survive the consummation of the transaction and the sale of the Property regardless of whether the same are incorporated into the Deed.

7.3           Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)          Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Delaware, and qualified to do business in the state in which the Property is located. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to authorize Purchaser to enter into this Agreement, consummate or cause to be consummated the purchase of the Property. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

(b)          Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser’s knowledge, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)          ERISA. Purchaser is not (i) an “employee benefit plan” (within the meaning of section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of section 4975 of the Code or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(d)          Compliance with International Trade Control Laws and OFAC Regulations. Purchaser (without reference to its constituent entities) is not now nor shall it be at any time prior to or at the Closing a Person named in any executive orders or lists published by OFAC as a Specially Designated National and Blocked Person. To Purchaser’s actual knowledge, without any duty of investigation, Purchaser: (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

7.4           Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one year. Seller and Purchaser shall have the right to bring an action on a breach of a representation or warranty in this Article 7 only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such one year period. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty.

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ARTICLE 8. DEFAULT AND REMEDIES

8.1           Seller’s Default. If this transaction fails to close as a result of Seller’s default, the Earnest Money shall be returned to Purchaser. In addition, Purchaser shall be entitled to such remedies for breach of contract as may be available at law and in equity, including without limitation, the remedy of specific performance. If this transaction fails to close as a result of Seller’s default, Purchaser may (i) terminate this Agreement by written notice to Seller, Escrow Agent and the Title Company, and Escrow Agent shall refund the Earnest Money to Purchaser; (ii) waive such default and consummate the transaction contemplated by this Agreement in accordance with the terms of this Agreement; or (iii) institute all proceedings necessary to specifically enforce the terms of this Agreement and cause title to Property to be conveyed to Purchaser. Seller and Purchaser agree that the Property is unique and that the right of specific performance is a just and equitable remedy under the circumstances. If, however, the remedy of specific performance is not available to Purchaser, Purchaser shall be entitled to recover Purchaser’s actual and incidental damages (and not including consequential or punitive damages) and an amount equal to 10% of such damages for Purchaser’s related internal costs relating to the default. For purposes of this provision, specific performance shall be considered not available to Purchaser if the court declines to grant the remedy or if the nature of Seller’s default is such that upon obtaining specific performance, Purchaser would be denied, in any material respect, the benefit Purchaser bargained for in this Agreement. Notwithstanding the above provisions of this Section, Purchaser retains all rights and remedies available in law and equity to enforce provisions which survive termination of this Agreement.

8.2           Purchaser’s Default. If this transaction fails to close due to the default of Purchaser, then Seller’s sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance under this Agreement, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Purchaser and Seller agree would be impracticable or extremely difficult to calculate at this time if Purchaser so defaults. Based on all those considerations, Purchaser and Seller agree that the Earnest Money, together with the interest on it, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief under this Agreement if Purchaser defaults in its obligations to close under this Agreement, Seller waiving all other rights and remedies.

8.3           Notice of Default. Except for a party’s failure to close on the Closing Date, neither party shall have the right to declare a default by the other party and terminate this Agreement because of a failure by such other party to perform under the terms of this Agreement unless the other party shall fail to cure such failure to perform within five Business Days after its receipt of written notice of such failure to perform.

8.4           Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of the Title Commitment.

ARTICLE 9. EARNEST MONEY PROVISIONS

9.1           Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in a government insured interest bearing account satisfactory to Purchaser at an institution having assets of not less than $125,000,000, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

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9.2           Termination Pursuant to Section 2.2 or 2.3. The Purchaser shall notify the Escrow Agent of the date that the Due Diligence Period ends promptly after such date is established under this Agreement, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate this Agreement pursuant to Section 2.2 (or is deemed to have terminated this Agreement), or if Purchaser notifies Escrow Agent that this Agreement has terminated pursuant to Section 2.3, Escrow Agent shall pay the entire Earnest Money to Purchaser one Business Day following receipt of the Due Diligence Termination Notice (or if no Due Diligence Approval Notice is delivered prior to the expiration of the Due Diligence Period, one Business Day following the last day of the Due Diligence Period) or notice of termination under Section 2.3, as applicable, from Purchaser (as long as the current investment can be liquidated in one day) and this Agreement shall then terminate. No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent’s receipt of the Due Diligence Termination Notice (or if no Due Diligence Approval Notice is delivered prior to the expiration of the Due Diligence Period, one Business Day following the last day of the Due Diligence Period) or Development Approvals Termination notice, as applicable, despite any objection or potential objection by Seller. Seller agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent’s delivery of the Earnest Money to Purchaser pursuant to this Section 9.2, any remedy of Seller being against Purchaser, not Escrow Agent.

9.3           Other Terminations. Upon a termination of this Agreement other than as described in Section 9.2, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five Business Days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

9.4           Interpleader. Except as provided in Section 9.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever does not prevail in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.5           Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties under this Agreement, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

9.6           Escrow Fee. Except as expressly provided in this Agreement to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.

ARTICLE 10. MISCELLANEOUS

10.1         Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement without Seller’s consent to (i) the New LLC, or (ii) an Affiliate (defined below) who will become a member of the New LLC upon Closing, or (iii) in order to effect an Exchange pursuant to Section 10.18. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Section 10.1, (a) “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (ii) an entity in which any of Purchaser or Neil T. Brown holds and economic interest; and (b) “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

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10.2         Headings. The Article and Section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language of this Agreement.

10.3         Invalidity and Waiver. If any portion of this Agreement is held to be invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4         Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the state in which the Property is located.

10.5         Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

10.6         No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.7         Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.8         Time. Time is of the essence in the performance of this Agreement.

10.9         Confidentiality.

(a)          NDA. For purposes of this Section 10.9: (i) “NDA” means the Mutual Confidentiality and Nonpursuit Agreement dated as of March 2, 2015, by and between Seller and Purchaser; (ii) “Confidential Information” has the meaning set forth for that term in the NDA, as modified by the effect of clauses (iii), (iv) and (v) of this sentence; (iii) the Property Information shall not be Confidential Information and shall be governed by Section 2.1 of this Agreement; (iv) the definition of the term “Discloser”, as used in the NDA in connection with the definition of the term Confidential Information, is modified to mean, as between Seller and Purchaser, the disclosing party with respect to any Confidential Information (as that term is modified by the effect of this Section 10.9(a)) disclosed to the other party, and (v) the definition of the term “Recipient” , as used in the NDA in connection with the definition of the term Confidential Information, is modified to mean, as between Seller and Purchaser, the receiving party with respect to any Confidential Information (as that term is modified by the effect of this Section 10.9(a)) disclosed by the Discloser. Except for the purposes set forth in this Section 10.9, the NDA is terminated as of the Date of this Agreement.

(b)          For purposes of this Section 10.9, “Restricted Information” means, collectively, (i) any Confidential Information (as that term is used in the NDA and modified by Section 10.9(a)), and (ii) the terms of the transaction contemplated by this Agreement (including without limitation, the Purchase Price and the other material economic terms of this transaction). During the period commencing on the date of this Agreement and ending on March 1, 2018, Purchaser and Seller shall maintain in strict confidence the Restricted Information and shall not disclose, whether through press releases or any other means of publication (oral or written), the Restricted Information, except (A) to each party’s employees, agents, brokers, attorneys, accountants, advisors and potential investors and lenders involved in the negotiation and consummation of this transaction (collectively, the “Representatives”) and (B) governmental agencies but only to the extent necessary in connection with obtaining the Development Approvals. In furtherance of the foregoing: each party (1) shall advise each of its Representatives of the confidential nature of any Restricted Information disclosed to them and of its obligations under this Section 10.9(b); (2)  shall be liable for any of its Representative’s breach of this Section 10.9(b); (3) acknowledges that there may be no adequate remedy at law for a breach of this Section 10.9(b), and other party shall have the right to seek injunctive relief for breach or prospective breach of this Section 10.9(b); and (4) shall defend, indemnify and hold the other party harmless from and against any and all claims, damages, liabilities and expenses, including reasonable attorneys’ fees, arising out of or resulting from a breach of this Section 10.9(b) by it or any of its Representatives. Notwithstanding any terms or conditions in this Agreement or any related agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. Each party is also permitted to disclose any information otherwise deemed confidential under this Section 10.9(b) in connection with the performance of its obligations under this Agreement and any litigation relating to the Property or this transaction. The provisions of this Section 10.9(b) shall survive the Closing and any termination of this Agreement.

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10.10         No Recording. Purchaser shall not record this Agreement or any memorandum of this Agreement.

10.11         Attorneys’ Fees. If either party employs attorneys to enforce any of the provisions of this Agreement, the party against whom any final judgment is entered agrees to pay the prevailing party up to $100,000 of the prevailing party’s reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred by the prevailing party in connection with the enforcement action. The provisions of this Section 10.11 shall survive the Closing and any termination of this Agreement.

10.12         Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth in Section 1.1. Any such notices shall be sent by (a) overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) personal delivery, in which case notice shall be deemed delivered upon receipt; or (c)  electronic mail in a “PDF” format followed by one of the delivery methods described in clauses (a) or (b) above, in which case notice shall be deemed delivered upon transmission of such notice by electronic mail. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

10.13         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments to this Agreement.

10.14         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless the last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described in this Agreement shall be deemed to end at 6:00 p.m. Atlanta, Georgia time.

10.15         Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim for which the indemnitee is entitled to indemnification under this Agreement, the indemnitee shall deliver to the indemnitor written notice of the claim. The indemnitor shall have the right to participate in, and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnitee with respect to such claim, to assume the defense of such claim with counsel mutually satisfactory to the indemnitor and the indemnitee. Notwithstanding the preceding sentence, the indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of the indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between the indemnitee and any other party represented by such counsel in any proceeding relating to the claim. The failure of the indemnitee to deliver written notice to the indemnitor within a reasonable time after the indemnitee receives notice of any such claim shall not relieve the indemnitor of any liability to the indemnitee under the indemnity, unless and only if and to the extent that the failure is prejudicial to the indemnitor’s ability to defend the claim. The indemnitee’s failure to so deliver written notice to the indemnitor will not relieve the indemnitor of any liability that it may have to any indemnitee other than the indemnitor’ s indemnification obligation under this Agreement. If an indemnitee settles a claim without the prior written consent of the indemnitor, the indemnitor shall be released from liability with respect to the claim unless the indemnitor has unreasonably withheld its consent to the settlement. The provisions of this Section 10.15 shall survive the Closing and any termination of this Agreement.

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10.16         Further Assurances. In addition to the acts and deeds recited in this Agreement and contemplated to be performed, executed and/or delivered by the parties at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated under this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. The provisions of this Section 10.16 shall survive the Closing.

10.17         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute counterparts of the signature pages and exchange them in pdf format by electronic mail.

10.18         Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a)  the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) neither party shall be required to take an assignment of the purchase agreement for relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

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SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

SOUTHERN APARTMENT GROUP-49, LLC

AND

ARCHCO RESIDENTIAL, LLC

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the day and year set forth below.

SELLER:

SOUTHERN APARTMENT GROUP-49, LLC

By:	/s/ Shane Seagle	Date:	4/14/15
Name:	Shane Seagle
Title:	Member Manager

PURCHASER:

ARCHCO RESIDENTIAL, LLC

By:	/s/ Neil T. Brown	Date:	4/14/15
Name:	Neil T. Brown
Title:	CEO

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned on it, in escrow, and shall disburse the Earnest Money, and the interest earned on it, pursuant to the provisions of Article 9.

ESCROW AGENT:

Fidelity National Title Insurance Co.

By:	/s/ Lindsey Mann	Date:	4/21/15
Name:	Lindsey Mann
Title:	Commercial Escrow Officer

19

AGREEMENT OF PURCHASE AND SALE

[1309 and 1331 West Morehead Street, Charlotte NC;

811 and 829 South Summit Avenue, Charlotte, NC]

EXHIBITS

A -	Legal Description of the Land

B -	Form of Bill of Sale

C –	Form of Certificate of Non-Foreign Status

D –	Letter of Intent for Joint Venture Participation

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EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

BEGINNING AT A NAIL IN THE SIDEWALK AT THE NORTHEAST MARGIN OF BRYANT STREET AND SOUTH SUMMIT AVENUE, SAID BEGINNING POINT BEING LOCATED S 78-46-00 E, 50.22’ FROM A NAIL IN A SIDEWALK LOCATED AT THE NORTHWEST MARGIN OF BRYANT STREET AND SOUTH SUMMIT AVENUE; THENCE FROM SAID BEGINNING POINT, WITH THE EASTERN MARGIN OF S SUMMIT AVE, N 11-45-00 E 390.00’ TO A NAIL IN THE SIDEWALK, SOUTHEAST MARGIN OF S SUMMIT AVE AND WEST MOREHEAD STREET; THENCE WITH THE SOUTHERN MARGIN OF W MOREHEAD ST, ALONG A CURVE TO THE LEFT, WITH A RADIUS OF 1263.11’, AN ARC OF 281.08’, AND BEARING & CHORD OF S 86-02-44 E, 280.50’ TO A 3/4” PIPE; THENCE LEAVING SAID MARGIN OF W MOREHEAD ST, AND RUNNING WITH AN OLD ALLEYWAY S 03-10-25 E 195.06’ TO AN OLD IRON; THENCE S 06-46-31 E 26.14’ TO A #4 REBAR, CORNER OF ABANDONED ALLEYWAY; THENCE WITH ABANDONED ALLEYWAY, ALONG A CURVE TO THE LEFT, WITH A RADIUS OF 490.84, AN ARC OF 10.07’, AND BEARING AND CHORD OF S 70-09-42 W, 10.07’, TO A #4 REBAR; THENCE S 12-57-00 E 186.09’ TO A #4 REBAR, LOCATED ON THE NORTHERN MARGIN OF BRYANT ST; THENCE WITH THE NORTHERN MARGIN OF BRYANT ST, ALONG A CURVE TO THE RIGHT, WITH A RADIUS OF 1146.28’, AN ARC OF 10.09’, AND BEARING AND CHORD OF S 84-50-51 W, 331.94’ TO A #4 REBAR; THENCE ALONG A CURVE TO THE RIGHT, WITH A RADIUS OF 1146.28’, AN ARC OF 333.11’, AND BEARING AND CHORD OF N 86-34-31 W, 331.94’ TO A NAIL; THENCE N 78-15-00 W, 84.69’ TO THE POINT AND PLACE OF BEGINNING, CONTAINING 3.158 ACRES, MORE OR LESS.

A-1

EXHIBIT B

FORM OF BILL OF SALE AND ASSIGNMENT

This instrument is executed and delivered as of the ____ day of _________, 201__ pursuant to that certain Agreement of Purchase and Sale (“Agreement”) dated ____________, 2015, by and between Southern Apartment Group-49, LLC (“Seller”), and ____________________, a _________ limited liability company (“Purchaser”), covering the real property described in Schedule 1 attached hereto (“Real Property”).

(a)          Sale of Personality. For good and valuable consideration, Seller hereby sells, transfers, assigns, sets over and conveys to Purchaser Seller’s right, title and interest in and to the following (collectively, the “Personality”):

(i)          Tangible Personality. All equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, if any, and Seller’s interest in any such property leased by Seller, now or hereafter located in and used exclusively in connection with the operation, ownership or management of the Real Property; and

(ii)         Intangible Personal Property. All intangible personal property used exclusively in connection with the Real Property and the Improvements (as defined in the Agreement), if any, including, without limitation: all well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties; contract rights related to the construction, operation, ownership or management of the Real Property; the Development Approvals and all other governmental permits, approvals and licenses (to the extent assignable); tenant lists and correspondence; (collectively, the “Intangible Personal Property”).

(b)          Warranty. Seller hereby represents and warrants to Purchaser that it is the owner of the property described above, that such property, if any, is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Agreement), and Seller warrants and defends title to the above-described property unto Purchaser, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under Seller, subject only to the Permitted Exceptions as defined in the Agreement. Except as otherwise provided in this paragraph (b), the conveyance of the Personality is made by Seller on an “AS-IS, WHERE IS WITH ALL FAULTS” basis.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of the date written above.

SELLER:

SOUTHERN APARTMENT GROUP-49, LLC

By:
Name:
Title:

1

PURCHASER:

By:
Name:
Title:

2

SCHEDULE 1

LEGAL DESCRIPTION OF THE REAL PROPERTY

3

EXHIBIT C

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.

To inform ArchCo Residential, LLC, a Delaware limited liability company (“Transferee”), that withholding of tax under section 1445 of the Code is not required upon disposition of certain real property to the Transferee by Southern Apartment Group-49, LLC, a North Carolina limited liability company (“Transferor”), the undersigned hereby warrants, represents and certifies the following on behalf of Transferor:

1.          The undersigned is the duly and acting __________________ of Transferor.

2.          Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), but rather is an entity formed under the laws of one of the United States.

3.          Transferor is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii) of the Code;

4.          Transferor’s U.S. employer identification number is ________________.

5.          Transferor’s office address is _________________________________.

6.          Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained in this certificate could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declares that the undersigned has examined this certification and to the best of its knowledge and belief it is true, correct, and complete.

TRANSFEROR:

SOUTHERN APARTMENT GROUP-49, LLC

By:	Date:
Name:
Title:

1

EXHIBIT D

LETTER OF INTENT FOR JOINT VENTURE PARTICIPATION

[See attachment]

1

SCHEDULE 3.3

OWNER AFFIDAVIT AND INDEMNITY AGREEMENT

(NO RECENT IMPROVEMENTS AND NO EXECUTORY CONTRACTS FOR IMPROVEMENTS)

PARTIES: All parties identified in this section must execute this Agreement.

OWNER: (NOTE: A separate Agreement is required for each successive owner in the 120-Day Lien Period.)

PROPERTY: See Exhibit A.

(Insert street address or brief description and/or attach a description as Exhibit A. Include here any real estate that is a portion of a larger, previously unsegregated tract when that area is reasonably necessary for the convenient use and occupation of Improvements on the larger tract.)

DEFINITIONS: The following capitalized terms as used in this Agreement shall have the following meanings:

•	Improvement: All or any part of any building, structure, erection, alteration, demolition, excavation, clearing, grading, filling, or landscaping, including trees and shrubbery, driveways, and private roadways on the Property as defined below.

•	Labor, Services or Materials: ALL labor, services, materials by or through Owner for which a lien can be claimed under NCGS Chapter 44A, Article 2, including but not limited to professional design services (including architectural, engineering, landscaping and surveying) and/or rental equipment.

•	Contractor: Any person or entity who has performed or furnished or has contracted to perform or furnish Labor, Services or Materials pursuant to a contract, either express or implied, with the Owner of real property for the making of an Improvement thereon. (Note that services by architects, engineers, landscapers, surveyors, furnishers of rental equipment and contracts for construction on Property of Improvements are often provided before there is visible evidence of construction.)

•	120-Day Lien Period: The 120 days immediately preceding the date of recordation of the deed to purchaser in the Office of the Register of Deeds of the county in which the Property is located.

•	Owner: The party listed above.

•	Company: The title insurance company providing the title policy for the transaction contemplated by the parties herein.

•	Property: The real estate described above or on Exhibit A and any leaseholds, tenements, hereditaments, and improvements placed thereon.

•	All defined terms shall include the singular or plural as required by context.

AGREEMENT: For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an inducement to the issuance of a title insurance policy or policies by Company insuring title to the Property without exception to liens for Labor, Services or Materials; Owner first being duly sworn, deposes, says and agrees:

1.          Certifications: Owner certifies that at no time during the 120-Day Lien Period have any Labor, Services or Materials been furnished in connection with a contract, express or implied, by or through Owner for Improvements to the Property (including architectural, engineering, landscaping or surveying services or materials or rental equipment for which a lien can be claimed under NCGS Chapter 44A) nor have any Labor, Services or Materials been furnished on the Property prior to the 120-Day Lien Period at the request of Owner that will or may be completed after the date of this affidavit OR only minor repairs and/or alterations to pre-existing Improvements have been made and Owner certifies such repairs and/or alterations have been completed and those providing Labor, Services or Materials for the repairs have been paid in full. The Owner further certifies that no Mechanics Lien Agent has been appointed. Owner further certifies that, to the knowledge of Owner, there are no parties in possession of the Property other than those parties listed on Exhibit B attached hereto and incorporated herein who have entered into lease agreements with Owner.

1

2.          Reliance and Indemnification: This Agreement may be relied upon by Company in issuance of a title insurance policy or policies insuring title to the Property without exception to matters certified in this Agreement. The provisions of this Agreement shall survive the disbursement of funds and closing of this transaction and shall be binding upon Owner and anyone claiming by, through or under Owner.

Owner agrees to indemnify and hold Company harmless of and from any and all loss, cost, damage and expense of every kind, and attorney’s fees, costs and expenses, which Company shall incur or become liable for, directly or indirectly, as a result of reliance on the certifications of Owner made herein or in enforcement of the Company’s rights hereunder.

3.          NCLTA Copyright and Entire Agreement: This Agreement and any attachments hereto represent the entire agreement between the Owner and the Company, and no prior or contemporaneous agreement or understanding inconsistent herewith (whether oral or written) pertaining to such matters is effective.

PROVIDING A FALSE AFFIDAVIT IS A CRIMINAL OFFENSE

(SEAL)

By:

Printed or Typed Name/Title

By:

Printed or Typed Name/Title

State of _________________ County of ________________, Signed and sworn to (or affirmed) before me this day by _________________________ and _________________________ [insert name(s) of principals].

Date:

Notary Public

My Commission Expires:______________________

(Affix Official/Notary Seal)

2

INSTRUCTIONS FOR COMPLETION OF

OWNER AFFIDAVIT AND INDEMNITY AGREEMENT

(NO RECENT IMPROVEMENTS AND NO EXECUTORY CONTRACTS FOR IMPROVEMENTS)

1.          This Owner Affidavit and Indemnity Agreement (the “Agreement”) form is for use with any title insurer (the “Company”) regarding owner and lender coverage for transactions affecting title to particular real estate in North Carolina (the “Property”), a description of which must be included in this Agreement, where there have been no Improvements made to the Property within the 120-Day Lien Period (as defined).

2.          The closing attorney must notify underwriting counsel for the Company prior to closing regarding any filed Claim of Lien on Real Property or Notice of Claim of Lien upon Funds, or any Notice of Claim of Lien upon Funds known by the attorney or Owner to have been delivered to the Owner, whether on the Property or on any property in the state of North Carolina, as this may affect the Company’s decisions about whether to insure and on what basis.

At the very least, any filed Claim of Lien on Real Property must be paid in full and canceled of record. Any delivered or filed Notice of Claim of Lien upon Funds (by a subcontractor) must be paid in full and a waiver obtained from the subcontractor. The attorney must discuss any questions or issues regarding these with underwriting counsel for the Company prior to closing.

3.          This form is appropriate for use in transactions wherein no recent Improvements have been made on the Property. If Labor, Services or Materials (including surveying, architectural, engineering services or rental equipment) for Improvements to the Property have been provided within the 120-Day Lien Period (as defined in the Agreement) (other than minor repairs to existing Improvements completed by Owner without the assistance of a Contractor or supplier, or with evidence of payment at or before closing of completed work), then either the

•	NCLTA Form #2: OWNER/CONTRACTOR AFFIDAVIT, WAIVER OF LIENS AND INDEMNITY AGREEMENT (FOR CONSTRUCTION RECENTLY COMPLETED) or

•	NCLTA Form #3: OWNER/CONTRACTOR AFFIDAVIT, INDEMNITY AND LIEN SUBORDINATION AGREEMENT (FOR CONSTRUCTION IN PROCESS OR IMMEDIATELY CONTEMPLATED WITH CONSTRUCTION LOAN) should be used or

•	NCLTA Form #5 (Owner) in conjunction with NCLTA Forms 6 and 7 (Potential Lien Claimants), as applicable, should be used.

Note, however, that in the situation in which vacant unimproved Property is to be conveyed and the purchaser has already retained Contractors, the seller may execute this form, and the purchaser would provide NCLTA Form #3 or NCLTA Form #5, as applicable as noted above, with regard to any potential combined purchase and construction loan.

4.          NOTE: There may be transactions where no Improvements have been made within the 120-Day Lien Period but work under an executory contract with the Owner continues after closing. An “executory contract” is one under which certain obligations remain to be performed in the future. Such post-closing Improvements may give rise to lien rights in the Property. An example is a lot purchase transaction involving the developer in a subdivision where development or infrastructure work has temporarily stopped but could or would be restarted after the date of this affidavit. In this scenario the NCLTA Form #2 or NCLTA Form #3 should be used.

5.          Any variances in execution of this form or in parties signing must be approved by underwriting counsel for the Company prior to closing.

1

EXHIBIT A

Property Description

1

EXHIBIT B

Rent Roll

1

SCHEDULE 5.3

SPECIAL WARRANTY DEED

[3” top margin to be added]

Prepared by and when recorded Return to:

Moore & Van Allen PLLC (EBR)
100 N. Tryon Street, Suite 4700

Charlotte, North Carolina 28202

*No Title Examination Conducted by Preparer*

Tax Stamps: $

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made this _____ day of __________, 20__ by and between ____________________, a North Carolina limited liability company, having an address of____________________, Attn: ____________________, hereinafter called “Grantor”, and ____________________, a having an address of hereinafter called “Grantee.” The words “Grantor” and “Grantee” include the neuter, masculine and feminine genders, and the singular and the plural.

WITNESSETH:

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) in hand paid to Grantor by Grantee at and before the execution, sealing and delivery hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor has granted, bargained, sold, aliened, conveyed and confirmed, and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee, and the successors, legal representatives and assigns of Grantee all that tract or parcel of land lying and being in the County of Mecklenburg, State of North Carolina, being more particularly described on Exhibit A, attached hereto and incorporated herein by reference (the “Property”).

TOGETHER WITH the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining and together with any estate, right, title, interest or claim of Grantor, either in law or equity, to the Property; and

GRANTOR SHALL WARRANT and forever defend the right and title to the Property unto Grantee, and the successors, legal representatives and assigns of Grantee, against the claims of all persons whomsoever, claiming by, through or under Grantor, but not otherwise; provided, however, that the warranties of title made by Grantor herein shall not extend to any claims arising solely under any matter set forth on Exhibit B attached hereto and incorporated herein.

No portion of the property herein conveyed includes the primary residence of Grantor.

[SIGNATURE PAGE FOLLOWS]

1

IN WITNESS WHEREOF, Grantor has executed and sealed this Special Warranty Deed, and delivered this Special Warranty Deed to Grantee, on the day and year first written above.

GRANTOR:

[Signature Block to be added]

STATE OF NORTH CAROLINA	)
)
COUNTY OF MECKLENBURG	)

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she signed the foregoing document: _____________________________________________.

Notary Public

(Print Name)

My Commission Expires:_______________________

OFFICIAL SEAL

2

EXHIBIT A

LEGAL DESCRIPTION

1

EXHIBIT A-1

TAX PARCEL INDENTIFIERS

The following are listed for county administration only – they do not impact the conveyance property in the event of any discrepancy:

1

EXHIBIT B

EXCEPTIONS

[Permitted Exceptions]

1